77% of Power Technology Shareholders Vote for New Share Authorization

HOUSTON, TEXAS - (BUSINESS WIRE) Thursday, February 22, 2007

Alternative energy company Power Technology (OTCBB:PWTC) reported today that 77% of all shareholders voted for the authorization of up to 750 million shares of the company’s common stock. Additionally, the shareholders approved and ratified all share issuances in excess of 100 million shares which were previously authorized by the Board of Directors of Power Technology, Inc.

Chairman and CEO Bernard J. Walter stated “The affirmative vote of over three quarters of our shareholders at this special meeting allows us to focus our efforts on brining our technology to market. I would personally like to thank our shareholders for their overwhelming support at this special meeting.”

About Power Technology - Power Technology, Inc. (OTCBB: PWTC) is an alternative energy Research and Development Company engaged in activities regarding alternative battery technology using patent-pending, ultra light materials with up to 50% less weight and significantly less lead content than conventional batteries. The Company is in the early stages of commercializing its battery technology and has built equipment and systems to manufacture its proprietary electrodes for its patented batteries. Please visit our website at www.PWTCBATTERY.com for more information.

Contact: Bernard J. Walter, Jr.
Power Technology, Inc.
713-621-4310
bwalter@pwtcbattery.com

All statements included in this press release, other than statements of historical fact, are forward-looking statements. Although Management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors could cause actual results to differ materially from the expectations that are disclosed in this Press Release. While Power Technology, Inc. believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Power Technology, Inc.'s control. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Power Technology, Inc.'s filings with the Securities and Exchange Commission.